CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 (No. 333-198085) of our report dated April 1, 2016, relating to the financial statements of Sunstock, Inc. (which report expresses an unqualified opinion on the financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the year ended December 31, 2015, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Amendment No. 2 to Form S-1 (No. 333-198085).

We also consent to the reference to us under the caption “Interests of Named Experts and Counsel” in the Prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.
Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

October 24, 2016